Exhibit 10.10

TM Rural Water District

Water User Agreement

This Agreement for the sale and purchase of water is entered into and between TM Rural Water District, hereinafter referred to as “District” and Millennium Ethanol, hereinafter referred to as “Water User”.

Witnesseth

WHEREAS, TM Rural Water District is organized as a water user district under SDCL Chapter 46A-9, for the purpose of providing a water system for the conservation, control, and distribution of treated water for domestic, farm and other purposes; and

WHEREAS, the water user is the operator of an ethanol plant to be located in Section 31, T100N R54W, Turner County, South Dakota; and

WHEREAS, the water user desires to purchase from the District water to facilitate its ethanol production operations; and

WHEREAS, it is the purpose of this Agreement to set forth the terms and conditions whereby water will be provided by the District to the water user.

NOW THEREFORE, in consideration of the mutual covenants, promises and agreements herein contained, it is hereby understood and agreed that:

A. The District Agrees:

1.                          Quality and Quantity – Effective January 1, 2008, the District shall furnish Water User, at the point of delivery hereinafter specified during the term of this agreement or any renewal or extension thereof, treated water meeting applicable water quality standards of the United States Environmental Protection Agency and the State of South Dakota for industries of a like nature. The District shall further provide the quantity as may be required by Water User, not to exceed a rate of flow of 1000 gallons per minute.

Notwithstanding the foregoing, in the event The District is capable of, and does in fact, furnish Water User with quantities of water exceeding those limits contained herein, such action shall not be deemed to be a waiver of said limitations as to the quantity of water to be furnished under the terms of this Agreement.

The water delivered by the District shall meet the following quality criteria:

Total Dissolved Solids not to exceed 650 milligrams per liter
Alkalinity not to exceed 200 milligrams per liter
Hardness not to exceed 200 milligrams per liter

2.                          Metering Equipment- To operate and maintain at its own expense at point of delivery the necessary metering equipment, including a meter house or pit, and required devices of standard type for properly measuring the quantity of water delivered to Water User.

3.                          Failure to Deliver and Shortages- To operate and maintain its system in an efficient manner at all times and take such action as may be necessary to maintain its facilities to provide the Water User with quantities of water as set forth in this Agreement. Temporary or partial failures to deliver water shall be remedied with all possible dispatch. In the event of an extended shortage of water, or if the supply of water available to The District is otherwise diminished over an extended period of time, the supply of water to Water User shall be reduced or diminished in the same ration or proportion as the supply of other District consumers is reduced or diminished. In the event, TM shall temporarily be unable to provide a sufficient water supply to the Water User; the Water User may obtain water supplies from other sources without penalty or damages owed to the District. However, at such time as TM recovers its ability to supply water to the Water User in such quantities as formerly were provided, the Water User shall be required to take steps to utilize TM as it primary water source before utilizing water from any other water supply sources.

B. The Water User Agrees:

1.                          Minimum Fee - To pay the District not later than the tenth (10th) day of each month beginning on February 1, 2008, the sum of ten thousand dollars ($10,000.00) as a minimum fee. Subject to the terms of B3 below, this sum shall be paid to the District by the Water User regardless of the obligation of the Water User to pay additional sums calculated for gallons of water delivered.

2.                          Water Rate - To pay the District, not later than the tenth (10th) day of each month, the following sums:

a)                         For the first 43,200,000 gallons of water delivered each calendar month as determined by the District’s metering equipment, One and 55/100 Dollars ($1.55) for each 1,000 gallons used.

b)                        For each 1,000 gallons of water delivered each month in excess of 43,200,000 gallons of water delivered as determined by the District’s metering equipment, Two and 30/100 Dollars ($2.30) per thousand gallons used.

3.                          Credit for Minimum Fee. The Water User shall be entitled to credit the amount paid as the Minimum Fee against any sums calculated due under the water rate formula found in B.2 a) and b) above.

4.                          Obligation to Deliver Water. That the District has no obligation to deliver any water to Water User which exceeds that maximum quantity in this Water User Agreement entered into between the parties.

5.                          Indemnify-Fire- To hold the District harmless from any and all liability, expressed or implied, arising out of or in connection with personal injuries or property damages occasioned by fire within the Water User’s distribution system. In respect thereto, Water User understands and agrees that The District does not warrant or guarantee in any manner sufficient quantities of water to meet Water User’s fire protection needs.

6.                          Backflow Prevention. To operate and maintain a Reduced Pressure Principle Backflow Prevention valve at the point the water service enters their building.

7.                          Water User’s Distribution System- To be responsible for all services, maintenance and repair of Water User’s distribution system extending from the point of hookup with the District’s water system. Water User hereby holds The District harmless from any and all liability, express or implied, arising out of or in connection with personal injury or property damage resulting from Water User’s operation, maintenance and repair of Water User’s distribution system. The Water User agrees to provide on-site storage at their expense of not less than 200,000 gallons of water.

C. District and Water User Mutually Agree:

1.                          Emergency Failures- That emergency failures of pressure or supply due to main supply line breaks, power failures, flood, fire, and use of water to fight fire, earthquakes or other similar catastrophes shall excuse The District from furnishing water as provided under paragraph “A.1.” for such reasonable period of time as may be necessary to restore service.

2.                          Delinquent Bills- That the sums due under paragraphs “B.1.” and “B.2.” above, if not paid on or before the tenth (10th) day of each month, shall be declared delinquent, and service may thereafter be discontinued by The District after service of one (1) written notice provided to the water user by first-class mail at their last known address. All bills not paid by then tenth (10th) day of each month shall be subject to a ten percent (10%) late charge.

3.                          Calibration and Adjustment of Metering Equipment-

a)                         That if Water User believes its meter reading to be in error, it shall present its claim, in writing, at the District’s office before said bill is delinquent (not later than the tenth (10th) day of the month). Such claim, if made after the bill has become delinquent, shall not be effective in preventing discontinuance of service for non-payment of a water bill, as hereinafter provided. Water User must pay said bill under protest and said payment shall not prejudice its claim of error.

b)                        Upon presenting its claim of error in a meter reading, the meter will be calibrated at Water User’s request, upon payment to The District of the actual cost of calibration, provided however, that if the meter is found to over-register beyond two percent (2%) of the correct volume, no charge to Water User will be made.

c)                         Any adjustments of Water User’s bill, in the event of over-registering of a meter, as shown by calibration, shall be credited against future payments required of the Water User of any amounts as set forth in this agreement.

4.                          Rate Adjustments- With the exception of the initial rates, which shall be guaranteed until December 31, 2010, it is agreed the rates herein stated in paragraphs B.2. a. and b. may be amended by the District on an annual basis beginning January 1, 2011. The rates charged for water delivered after January 1, 2011 shall be calculated on an “at cost” basis. The “at cost” rate shall be calculated taking into account the factors contained in Addendum 1 attached hereto and incorporated herein by reference, subject to the condition that the “at cost” rate shall never be less than the rates referenced in B.2. a. and b. above.

5.                          Rules and Regulations. The provisions of the Rules and Regulations and policies as adopted by the District shall be incorporated into and shall be made a part of the terms of this Agreement as if more fully set forth herein.

6.                          Regulatory Agencies- That this agreement is subject to such rules, regulations, or laws as may be applicable to similar agreements in the State of South Dakota, and Water User and The District will collaborate in obtaining such permits, certificates, or the like, as may be required to comply therewith.

7.                          Collateral Security- That any interest obtained by the District under this agreement may be assigned as collateral security for any loan, bond(s), or debt instrument entered into to finance construction, extension, repair or maintenance of the District’s water supply system.

8.                          Modification of Agreement- That this agreement shall be self-renewing subject only to the annual adjustments to water rates, if any. Other provisions of this agreement may be modified or altered by mutual agreement of the District and the Water User.

9.                          Successor to the District- That in the event of any occurrence rendering The District incapable of performing under this agreement, any successor of the District, whether the result of legal process, assignment, or otherwise, shall succeed to the rights of The District hereunder.

In Witness Whereof, the parties, hereto, acting under authority of their respective governing bodies, have caused this agreement to be duly executed in three counterparts, each which shall constitute an original.

TM RURAL WATER DISTRICT

BY:	/s/ [Illegible]
Its President

Attest:

[Illegible]
DATE /s/ Steven Knutson
Secretary

WATER USER:	Millennium Ethanol, LLC

BY:	/s/ Steve Domm
TITLE:	CEO

STATE OF SOUTH DAKOTA

SS

COUNTY OF TURNER

On this the 14th day of June, 2006, before the undersigned officer, personally appeared Steve Domm, known to me or satisfactorily proven to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same of the purposes therein contained.

In witness whereof I have hereunto set my hand and official seal.

/s/ [Illegible]
Notary Public, South Dakota

(SEAL)

My commission expires	11-29-2010.

Addendum 1

TM RURAL WATER DISTRICT
WATER COSTS

Annual Expenses
	Personnel	$
	Transportation	$
	Source & Supply	$
	Distribution	$
	Administration, Insurance	$
	Prof. Services/Contracts	$
	Treatment	$
	Depreciation	$
	Total Expenses	$

Water Sales
Water Sold in gallons

Cost of Water
	Annual Cost/ 1000 gallons	$
	Margin/ 1000 gallons		$0.10
	Total Cost/1000 gallons	$